Exhibit 99.1

April 30, 2010: Artfest International, Inc. and Artfest Direct Announces Financing Terms for Multi-Million Dollar Picasso Art Purchase

Friday, 30 April 2010 07:17

"Rendering Of Francoise Gilot" Sculpture Independently Valued Between $50 and $70 Million

DALLAS, TX - (04/30/10) - Artfest International, Inc. (OTC.BB:ARTS - News) is pleased to announce that the Company has agreed to purchase an original Picasso Sculpture art piece directly from the artist's personal collection. The wooden sixty-by-twenty-seven Picasso sculpture was completed in 1949 and is titled "Rendering Of Francoise Gilot." The Picasso piece was appraised by Eritas Fine Art Appraising and Consulting, LLC in February 2010. The market value of this sculpture is estimated to be between fifty and seventy million dollars. This piece will significantly increase Artfest International's assets and add value to the Company's bottom line.

The purchase price for the Picasso Art Piece is $2,500,000.00 in cash and 50 million warrants at $1.00 per share from Artfest International, Inc. The warrants will also enable the company to raise the capital for the purchase. "This is one of many high end purchases that Artfest and Artfest Direct will conclude this year, with a goal of having a substantial art collection that will be a great source of merchandise to our members," stated Shirley Casavant, member relations.

Picasso met Francoise Gilot, a young French student who became his favorite model, while he was living in Paris. She appeared in several of his works of art between the years of 1940-1950. Images of Francoise Gilot are in high demand in the market and have constantly proven to yield top dollar. According to www.TimesOnline.com Picasso's pieces can range from $5 Million to $150 Million.

"The purchase of this original Picasso art piece will increase Artfest International's asset base as we continue to meet the requirements of becoming listed on a higher exchange such as the NASDAQ or the AMEX," stated Edward Vakser, CEO of Artfest International, Inc.

Artfest International recently announced that the Company has generated $2,470,878 in operating revenue in the twelve months ending December 31, 2009 as compared to $141,626 in operating revenue for twelve months ending December 31, 2008, which is an increase of 1,645%. The increase in revenue is due to the increased sales of art and sports memorabilia through the Company's wholly owned subsidiary, Charity Sports Distributor (CSD), as well as through events held at Artfest International's 52,000 square foot facility in Dallas, Texas, and direct sales activity through its ArtFest Direct, Inc. and Art Channel Galleries, Inc. subsidiaries.

Artfest International will be hosting its "Brave Art" show and an Artfest Direct Software Launch at its Expo Center on May 1st, 2010. "We are signing up a tremendous amount of members, and the system will become 'live' on May 1st, 2010. This membership is what will propel our company to the revenue heights and product sales that have not been seen in direct sales industry," stated Angie Tassan, Artfest CMO.

About Pablo Picasso

Pablo Picasso was born in Malaga, Spain. By the age of 15 he was already technically skilled in drawing and painting. Picasso's highly original style continuously evolved throughout his long career, expanding the definition of what art could be. In addition to painting, he would explore sculpture, ceramics and other art forms and become one of the most influential artists. His revolutionary artistic accomplishments brought him universal renown and immense fortunes throughout his life, making him the best-known figure in twentieth century art.

About Artfest International, Inc.

Artfest International, Inc. brings together artists, investors, decorators, designers, private collectors and art galleries. Artfest International's corporate site is www.artfestinternational.com. Artfest's subsidiaries are Art Channel, Inc. (www.artchannel.tv), and Art Channel Galleries, Inc. (www.ArtChannelGalleries.com), offering the most exciting product and rewards program in the history of direct sales marketing. www.ArtfestDirect.com.

Safe Harbor Statement -- This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934. Statements contained in this release that are not historical facts may be deemed to be forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, ability to obtain financing and regulatory and shareholder approvals for anticipated actions. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual or future results may differ materially from those anticipated depending on a variety of factors, including continued maintenance of favorable license arrangements, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, sales and earnings growth, ability to attract and retain key personnel, and general economic conditions affecting consumer spending. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ARTS does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

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